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Exhibit 5.1

Appleby Spurling & Kempe Barristers & Attorneys

Cedar House, 41 Cedar Avenue, Hamilton HM 12, Bermuda	Your Ref:
Mail: P.O. Box HM 1179, Hamilton HM EX, Bermuda
Telephone: 441 295 2244	Our Ref:
Fax: 441 292 8866/441 295 5328 e-mail: askcorp@ask.bm Website: www.ask.bm www.justaskinc.bm
JC/PB/127523.10 Direct Telephone: (441) 298 3549 Direct Fax:: (441) 298 3461 Direct e-mail: adfagundo@ask.bm
11 September 2003

BY FAX/COURIER

FLAG Telecom Group Limited
Cedar House
41 Cedar Avenue
Hamilton HM 12
Bermuda

FLAG Telecom Group Limited (the "Company")

Dear Sirs

        We have acted as legal counsel in Bermuda to the Company and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement and related documents in relation to 222,222 common shares of the Company (the "Common Stock") on Form S-8 (the "Registration Statement") which may be issued in accordance with the FLAG Telecom Group Limited 2002 Stock Incentive Plan (the "Stock Incentive Plan").

        For the purposes of this opinion we have examined and relied upon the documents listed and in some cases defined in the Schedule to this opinion (the "Documents"). Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Stock Incentive Plan.

Assumptions

In stating our opinion we have assumed:-

a)
the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

b)
that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

c)
the genuineness of all signatures on the Documents;

d)
the authority, capacity and power of natural persons signing the Documents;

e)
that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

f)
that the Stock Incentive Plan constitutes and any award or option given pursuant to the terms of the Stock Incentive Plan (the "Awards") constitute the legal, valid and binding obligations of each of the parties thereto, other than the Company;

g)
that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Stock Incentive Plan or any Award is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

h)
that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part and accurately record the resolutions adopted by all the Directors of the Company as unanimous written resolutions of the Board, and that there is no matter affecting the authority of the Directors to adopt the Stock Incentive Plan or authorise the issue of the Common Stock or Awards thereunder, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

i)
that each Director of the Company, when the Board of Directors of the Company adopted the Resolutions, discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company;

j)
that the Company has entered into its obligations under the Stock Incentive Plan in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Stock Incentive Plan would benefit the Company;

k)
that when any Common Stock are issued, the issue price will not be less than the par value of the Common Stock and the Company will have sufficient authorised but unissued capital to effect the issue and will continue to hold the necessary consent from the Bermuda Monetary Authority for such share issue;

l)
that the approval of the issue of the Awards and of any Common Stock under the Awards pursuant to the Stock Incentive Plan is made at a duly convened and quorate meeting of either the Board or the Committee or by unanimous written resolution of the Board or the Committee in a manner complying with the terms of each respective constitution then in force and the Constitutional Documents and, with respect to the Committee, is within the authority then given to the Committee by the Board of the Company;

m)
that at the time of issue by the Committee of any Awards under the Stock Incentive Plan, or of Common Stock pursuant to such Awards relevant to this opinion, the Committee remains a duly constituted committee of the Board having the necessary powers and authorities to issue Awards and the Common Stock pursuant to the Awards;

n)
that if upon the exercise of an Award, the Common Stock is paid for by the delivery of Common Stock of the Company, the payment of the purchase price in that manner is duly effected as a purchase of its own shares by the Company in accordance with the provisions of Section 42A of the Bermuda Companies Act 1981;

o)
that if Common Stock is issued by the Company pursuant to the Stock Incentive Plan on the terms of an Award which does not require the Participant to pay to the Company a cash subscription price for the Common Stock, the Company receives in any event assets with a value at least equivalent to the aggregate par value of the Common Stock issued to such Participant pursuant to that Award; and

p)
that if the purchase price of the Common Stock acquired pursuant to the Stock Incentive Plan is paid according to a deferred payment, then the Committee or the Board as applicable considers the payment received by the Company to be good and valuable consideration, at least equal in value to the purchase price of the Common Stock at the time of the issue of the Common Stock.

Opinion

        Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that when duly issued and paid for pursuant to and in accordance with the terms of the Stock Incentive Plan and the Resolutions, the Common Stock that is the subject matter of the Awards, will be validly issued, fully paid and non-assessable shares of the Company.

Reservations

We have the following reservations:-

(a)
We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)
Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between such Company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Constitutional Documents of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

Disclosure

        This opinion is addressed to you in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company.

        This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

        This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/  APPLEBY SPURLING & KEMPE

SCHEDULE

1.
A copy of the Registration Statement on Form S-8 as will be filed in September 2003 with respect to the Common Stock excluding Exhibits and the documents incorporated by reference.

2.
A faxed copy of the Stock Incentive Plan.

3.
A copy of the unanimous written resolutions of the Board of Directors adopted as of 28th January 2003 (the "Resolutions").

4.
The Certificate of Incorporation, Memorandum of Association and Bye-laws for the Company (collectively referred to as the "Constitutional Documents").

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  Exhibit 5.1
SCHEDULE